One Horizon Group Unveils Security Update of Optimized Mobile Platform for Enterprises and Government Agencies

Software update allows for highly secure voice calls, private instant messaging and encrypted file transfers on mobile devices

LIMERICK, IRELAND -- (Accesswire) – 1/19/17 -- One Horizon Group, Inc. (NASDAQ: OHGI) (‘One Horizon’), a leading carrier-grade VoIP solution for mobile providers and smartphones, today unveiled security and functionality updates to its product suite. Meeting the security demand of enterprises and government agencies, One Horizon’s software now allows highly secure voice calls, private instant messaging and encrypted file transfers on mobile devices when outside the secure confines of their own corporate networks.

Unlike popular consumer messaging and voice apps, One Horizon’s in-app Secure-Mode service allows enterprises and governments to enforce complete end-to-end security of their communications by utilizing a key-cloud or by deploying a standalone encryption key broker service inside their own network, anywhere in the world.

Secure-Mode provides military-grade end-to-end encryption using patented and proprietary crystal-clear voice combined with the ease of use of a consumer-focused app. One Horizon’s white label technology can be deployed on-premises or in the Microsoft Azure cloud thereby enabling fast and easy adoption across the enterprise.

While using the secure-mode, voice calls, messages and file transfers are fully encrypted and are routed through the mobile device’s data connection. The data is never stored on any physical storage, not even on the phone itself where keys and messages are stored in-memory only. Upon completion of the secured session, all trace of the communications will be destroyed on the handsets, therefore, even when a handset falls into the wrong hands, the messages are gone.

Brian Collins, CEO of One Horizon Group, stated, "People are making more and more work-related calls on mobile phones and sending text messages on non-secure consumer apps at an increasing rate making our enterprises more and more vulnerable to infiltration. Our latest Secure-Mode now gives governments and enterprises the comfort of knowing that their business communications are safer and more secure than ever before.”

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 43 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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